EXHIBIT 99.1

Maguire Properties
555 WEST FIFTH STREET SUITE 5000 LOS ANGELES, CALIFORNIA 90013-1010

MAGUIRE PROPERTIES AGREES TO ACQUIRE ONE CALIFORNIA PLAZA
IN DOWNTOWN LOS ANGELES BUNKER HILL SUBMARKET

LOS ANGELES, October 6, 2003 – Maguire Properties, Inc. (NYSE: MPG), a real estate investment trust, today announced that it has entered into an agreement to acquire One California Plaza in Los Angeles from Metropolitan Life Insurance Company. The purchase price is approximately $225 million, which will be funded through cash on hand and a $146.3 million seven-year mortgage loan at a fixed interest rate of 4.73% provided by Metropolitan Life Insurance Company. The acquisition is expected to close in November 2003.

One California Plaza is a 42-story Class A building located at 300 South Grand Avenue in the Bunker Hill submarket of Downtown Los Angeles, immediately across from Maguire Properties’ Wells Fargo Center. The property totals approximately 975,000 square feet of office and retail space, as well as approximately 1,200 parking stalls. The building is approximately 92% leased and is occupied by high credit, nationally prominent tenants including Skadden, Arps, Slate, Meagher and Flom, Morgan, Lewis & Bockius, Bank of the West, Riordan & McKenzie and Deutsche Bank. The property is subject to a ground lease with the Los Angeles Community Redevelopment Agency, with a 79-year remaining term.

Mr. Robert F. Maguire III, Chairman and Co-Chief Executive Officer of Maguire Properties, said, “The acquisition of One California Plaza is consistent with our strategy of expanding our ownership in the Bunker Hill submarket. Upon completion of this transaction, we will own approximately 6.2 million square feet and over 60% of the office space in the prime Bunker Hill market. The excellent quality of the building is complementary to our portfolio. It was designed by Arthur Erickson, an architect of international repute. The building has very attractive investment characteristics for us. For example, we estimate that the purchase price is about 65% of replacement cost and the in-place rents are 20% under the rents we are achieving in our other buildings. Finally, we believe that we should be able to achieve operating savings through consolidation with our total portfolio.”

Maguire Properties currently owns four major office properties aggregating 5.2 million square feet in the Bunker Hill submarket of Downtown Los Angeles consisting of US Bank Tower, Gas Company Tower, Wells Fargo Tower and KPMG Tower.

About Maguire Properties, Inc.
 Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

213.626.3300 MAIN 213.687.5758 FAX WWW.MAGUIREPROPERTIES.COM

Business Risks
 This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks that the closing conditions to the above-described acquisition and/or financing will not be satisfied and the acquisition and/or financing not be completed as a result thereof; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the failure to manage effectively the Company’s growth and expansion into new markets or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with our company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties Peggy Moretti Vice President, Public Relations (213) 626-3300

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Financial Dynamics:
	Investors:	Teresa Thuruthiyil, Leigh Parrish (415) 439-4562
	Media:	Chris Toth, Ron Heckmann (415) 439-4503